Valmont Announces First Quarter Results

First Quarter Highlights:

•	Net earnings increased 92% on a 14% revenue gain.
•	Operating income rose 46%.
•	Operating income percent improved in all segments.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported first quarter sales of $303.6 million compared with $265.7 million for the same period of 2005. First quarter 2006 net earnings were $13.1 million, or 52 cents per diluted share, versus first quarter 2005 net earnings of $6.8 million, or 27 cents per diluted share. Miscellaneous income includes a one-time gain of $1.1 million related to a discontinued retirement plan of a former subsidiary.

First Quarter Review:

“Solid demand from utility customers, improved industrial demand for galvanizing and a stronger irrigation selling season, were the major factors driving record first quarter sales and earnings,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “In the Engineered Support Structures Segment, improvement came primarily from international growth.

“We are making good progress in our drive to increase operating income as a percent of sales, with improvements in every segment led by the Coatings, Utility Support Structures and Irrigation segments.

“The impact of expensing stock options starting in 2006 will result in an increase in selling, general and administrative expenses of approximately $1.5 million spread out over four quarters. Higher corporate expenses also reflect increased incentive accruals resulting from the strong gains in net earnings.

“Strong operating performance contributed to net earnings growing 92% on a 14% increase in sales and lower levels of debt reduced interest expense.”

First Quarter Summary - Infrastructure Markets:

Sales in the Engineered Support Structures Segment were $115.5 million, an increase of 6% from 2005 levels. Operating income for the segment increased 25% to $7.0 million. Most of the gains came from China and Europe.

Global sales of lighting and traffic products were higher led by increases in Europe. The success of a highly engineered structure for the tramway market in France continued to contribute to European sales gains.

In China, sales increased as strong wireless communication sales more than offset slightly lower utility and lighting and traffic structure sales. The Company has started manufacturing in its new facility in southern China. Commercial shipments will commence during the second quarter.

North American sales of specialty structures increased in both wireless communication products and sign structures due to improved market conditions.

Utility Support Structures Segment sales increased 12% to $66.2 million compared with $59.0 million in 2005. Operating income was $8.0 million, a sharp increase over last year’s $4.4 million due to increased plant operating efficiencies and a favorable product mix.

The increase in sales reflects both strong spending by utilities on transmission and distribution structures to bolster the reliability of the electrical grid, and reconstruction in hurricane-stricken areas. The 2005 energy bill also provides incentives for utilities to upgrade the transmission grid. Valmont continues to strengthen key alliances with utility customers and, with its steel and concrete manufacturing capabilities, offers a broad structural product range designed to provide optimal solutions to the utility industry.

Coatings Segment sales of $25.3 million were 33% higher than last year’s first quarter and operating income for the segment tripled to $2.4 million compared with $0.8 million in the first quarter of 2005.

Sales volumes increased at every coatings location, reflecting both increased internal demand and an improving industrial economy. The substantial increase in profitability resulted from operating leverage as higher sales led to better absorption of fixed costs. Although zinc prices rose to record high levels, the Company has been able to recover most of the cost increases through pricing.

First Quarter Summary - Agricultural Markets:

In the Irrigation Segment, first quarter sales were $86.9 million, a 24% increase from 2005. Operating income for the segment rose 56% to $11.3 million. The increase in operating income resulted mainly from the higher sales volumes and associated operating leverage due to factory and SG&A expense control.

North American irrigation sales rose due to a stronger winter selling season, increased replacement sales for storm-damaged irrigation equipment and higher selling prices than last year. International sales increased as a result of new market development.

In the Tubing Segment, sales were 6% higher at $23.5 million due to strong market conditions and improved demand from agricultural equipment manufacturers. Operating income increased 11% to $3.6 million reflecting higher sales levels and improved operations.

2006 Outlook:

Commenting on the outlook for the remainder of 2006, Mr. Bay said, “We had a record first quarter with the highest sales and earnings of any quarter in our history. First quarter comparisons were helped by a very weak irrigation market during the first quarter of 2005. While our outlook for the rest of the year is positive, and we expect favorable comparisons for the next three quarters, we do not expect the same rate of profitability improvement as we saw in the first quarter.

“In our structures businesses the markets are showing strength because of the passage of the highway and energy bills in 2005. Our near term outlook is for continued improvements, as backlogs are strong in both the Engineered Support Structures and Utility Support Structures businesses. In the Coatings Segment, we expect sales volumes to reflect economic conditions. In the Irrigation Segment, the current selling season is drawing to a close. The fall selling season to a large extent will be dependent on crop prices and overall farm income. In the Tubing business, we currently expect results to track with the industrial economy and steel price trends.

“While first quarter sales grew 14%, we currently expect fiscal year sales to finish closer to 8-10% above 2005 levels. We are making good progress on our goal to improve operating income as a percent of sales. We would like to see an improvement of about 1 percentage point for the full year.”

An audio discussion of Valmont’s first quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 3821313 or via the Internet at 8:00 a.m. April 19, 2006 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:3821313 beginning April 19, 2006 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 26, 2006.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter
	13 Weeks Ended
	1-Apr-06	26-Mar-05
Net sales	$ 303,625	$ 265,741
Cost of sales	227,932	204,080
Gross profit	75,693	61,661
Selling, general and administrative expenses	52,116	45,554
Operating income	23,577	16,107
Other income (expense)
Interest expense	(4,148)	(4,827)
Interest income	553	237
Miscellaneous	897	(148)
	(2,698)	(4,738)
Earnings before income taxes, minority
interest, and equity in earnings of
non-consolidated subsidiaries	20,879	11,369
Income tax expense	7,671	4,144
Earnings before minority interest, equity in
earnings of nonconsolidated
subsidiaries	13,208	7,225
Minority interest	(168)	(349)
Earnings (losses) in nonconsolidated subsidiaries	45	(66)
Net earnings	$ 13,085	$ 6,810

Average shares outstanding (000's) - Basic	24,620	24,111
Earnings per share - Basic	$ 0.53	$ 0.28

Average shares outstanding (000's) - Diluted	25,330	25,042
Earnings per share - Diluted	$ 0.52	$ 0.27

Cash dividends per share	$ 0.085	$ 0.080

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)
	First Quarter
	13 Weeks Ended
	1-Apr-06	26-Mar-05
Net sales
Engineered Support Structures	$ 115,539	$ 108,842
Utility Support Structures	66,210	59,033
Coatings	25,308	18,993
Infrastructure products	207,057	186,868

Irrigation	86,871	69,946
Tubing	23,465	22,067
Agriculture products	110,336	92,013

Other	4,376	4,819
Less: Intersegment sales	(18,144)	(17,959)
Total	$ 303,625	$ 265,741

Operating Income
Engineered Support Structures	$ 7,004	$ 5,624
Utility Support Structures	7,959	4,388
Coatings	2,380	766
Infrastructure products	17,343	10,778

Irrigation	11,277	7,220
Tubing	3,623	3,259
Agriculture products	14,900	10,479

Other	(659)	(759)
Corporate	(8,007)	(4,391)
Total	$ 23,577	$ 16,107

Valmont has aggregated its operating segments into five reportable segments.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing, anodizing and powder coating services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)
	1-Apr-06	26-Mar-05
ASSETS
Current assets:
Cash and cash equivalents	$ 36,005	$ 37,031
Accounts receivable, net	195,504	172,681
Inventories	172,869	176,424
Prepaid expenses	10,238	11,809
Refundable and deferred income taxes	14,606	12,472
Total current assets	429,222	410,417
Property, plant and equipment, net	193,193	200,029
Goodwill and other assets	198,693	200,724
	$ 821,108	$ 811,170

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 15,306	$ 7,373
Notes payable to banks	4,226	1,806
Accounts payable	103,230	69,354
Accrued expenses	63,018	58,793
Dividend payable	2,125	1,945
Total current liabilities	187,905	139,271
Long-term debt, excluding current installments	214,103	293,482
Other long-term liabilities	73,846	78,138
Shareholders' equity	345,254	300,279
	$ 821,108	$ 811,170